UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): February 25, 2021

Uber Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38902	45-2647441
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 3rd Street

San Francisco, California 94158

(Address of Principal Executive Offices) (Zip Code)

(415) 612-8582

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	UBER	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2021, Uber Technologies, Inc. (the “Company”) borrowed $2.56 billion aggregate principal amount of loans (the “Refinancing Loans”) pursuant to an amendment (the “Refinancing Amendment”) to the Term Loan Agreement, dated as of July 13, 2016, by and among the Company as borrower, Rasier, LLC (“Rasier”), a subsidiary of the Company as subsidiary guarantor, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. as administrative agent for the lenders (as amended by the Amendment No. 1, dated as of June 13, 2018, the “2016 Term Loan Agreement”, and as further amended by the Refinancing Amendment, the “Amended Term Loan Agreement”) to refinance and reprice all outstanding loans under the 2016 Term Loan Agreement and under that certain Term Loan Agreement, dated as of April 4, 2018 (the “2018 Term Loan Agreement”), by and among the Company as borrower, Rasier as subsidiary guarantor, the lenders party thereto from time to time and Cortland Capital Market Services LLC as administrative agent for the lenders.

The Amended Term Loan Agreement provides for (i) $1.1 billion tranche of term loans, the proceeds of which were used to repay in full all outstanding loans under the 2016 Term Loan Agreement (the “2016 Term Loans”), (ii) $1.46 billion tranche of incremental term loans, the proceeds of which were used to repay in full all outstanding loans under the 2018 Term Loan Agreement (the “2018 Term Loans”, and together with the 2016 Term Loans, the “Refinanced Loans”), and (iii) one or more uncommitted additional incremental loan facilities subject to the satisfaction of certain conditions thereof.

In connection with the Refinancing Amendment, the Company effectively extended the maturity date of the 2016 Term Loans from July 13, 2023 to February 25, 2027, the maturity date for the tranche of Refinancing Loans used to refinance the 2016 Term Loans. The tranche of Refinancing Loans used to refinance the 2018 Term Loans will mature on the existing maturity date for the 2018 Term Loans of April 4, 2025. Upon the repayment of the 2018 Term Loans, the Company terminated the 2018 Term Loan Agreement.

The Refinancing Loans bear interest, at the Company’s option, at a rate equal to either (i) the adjusted London Inter-bank Offered Rate (“LIBOR Rate”), plus 3.50% per annum or (ii) an alternate base rate equal to the greatest of (x) the prime rate, (y) the federal funds rate plus 0.50% and (z) the adjusted LIBO Rate for an interest period of one month plus 1.00%, plus 2.50% per annum. The Company is permitted to make voluntary prepayments of the loans under the Amended Term Loan Agreement at any time without payment of a premium, except that with respect to the Refinancing Loans, a 1% premium will apply to a repayment of the Refinancing Loans in connection with a repricing of, or any amendment to the Amended Term Loan Agreement in a repricing of, such loans effected on or prior to the date that is six months following February 25, 2021. The principal amount of each tranche of the Refinancing Loans will amortize in quarterly installments at the same rates as the corresponding Refinanced Loans with the balance due on the applicable maturity date.

The Amended Term Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness and liens. In addition, the Amended Term Loan Agreement contains certain customary events of default including, but not limited to, failure to pay principal, interest and fees or other amounts when due, material misrepresentations or misstatements in any representation or warranty, covenant defaults, certain cross defaults to other material indebtedness, certain judgment defaults and events of bankruptcy.

The obligations under the Amended Term Loan Agreement (including obligations in respect of the Refinancing Loans) are guaranteed by Raiser and are required to be guaranteed by certain future material domestic subsidiaries of the Company. The obligations under the Amended Term Loan Agreement (including obligations in respect of the Refinancing Loans) are secured by equity interests of certain material subsidiaries and certain intellectual property of the Company.

The foregoing description of the Refinancing Amendment, the Refinancing Loans and the Amended Term Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the Refinancing Amendment, a copy of which is attached hereto as Exhibit 10.1, and the original 2016 Term Loan Agreement and prior amendments, copies of which have been previously filed by the Company with the U.S. Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 2 to Term Loan Agreement, dated February 25, 2021, by and among Uber Technologies, Inc. as borrower, Rasier, LLC as subsidiary guarantor, the lenders party thereto and Morgan Stanley Senior Funding Inc., as administrative agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBER TECHNOLOGIES, INC.

Dated: March 1, 2021	By:	/s/ Dara Khosrowshahi
Dara Khosrowshahi
Chief Executive Officer